Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Signet Jewelers Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Shares, par value $0.18 per share	457(c) and 457(h)	900,000	$77.935	$70,141,500	0.0001476	$10,352.89
		Total Offering Amounts			$70,141,500		$10,352.89
		Total Fee Offsets(3)					$0.00
		Net Fee Due					$10,352.89

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers an additional 900,000 shares of common stock, par value $0.18 per share (“Common Shares”), of Signet Jewelers Limited (the “Registrant”) authorized for issuance under the Signet Jewelers Limited 2018 Omnibus Incentive Plan (as amended to the date hereto, the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for one of the Common Shares on the New York Stock Exchange on September 6, 2024.
(3)	There are no fee offsets.